Exhibit 99.1

Xplore Technologies Secures Further Military Order

iX104C6 M1 ultra-rugged tablet emerging as industry leader for military applications

AUSTIN, Texas – December 16, 2014 – Xplore Technologies Corp. (NASDAQ: XPLR), manufacturer of the most powerful, longest-lasting, ultra and fully-rugged tablets, today announced it has secured a multi-million dollar purchase order for its iX104C6 M1 ultra-rugged Windows tablets. The new order is part of an ongoing military program that utilizes the tablets for field data collection and follows two previous multi-million dollar orders for iX104C5 M1 ultra-rugged Windows tablets from the same customer.

“Our ultra-rugged iX104 M1 tablets have proven successful for the needs of the military and their field data collection programs,” said Philip S. Sassower, chairman and CEO of Xplore. “The combination of processing power, ruggedization and security features makes it the perfect ground control station for the military.”

The iX104C6 M1 is certified MIL-STD-810G, rated dust and waterproof (IP67), and can withstand repeated drops of seven-feet or less. The tablet comes with Intel’s Core i7 processor and features a sunlight readable display that is easy to read in direct sunlight, paired with glove-touch technology that provides full functionality when the screen is wet or dirty.

“U.S. military personal face some of the most extreme and harsh environments, which require industry-leading ultra-rugged and secure tablet solutions,” said Mark Holleran, Xplore’s president and chief operating officer. “Securing additional orders for this important military program is proof positive that our iX104C6 M1 tablet solution is emerging as the industry-leader for use in military deployments - whether supporting special operations, managing workflows on the flight line or delivering real-time data to mobile field units.”

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of truly rugged tablets since 1998. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

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